THE 59 WALL STREET FUND, INC.
                        INVESTMENT SUB-ADVISORY AGREEMENT

                      THE 59 WALL STREET OPPORTUNITIES FUND


     AGREEMENT, made on the [ ] day of [ ], 1999, between BROWN BROTHERS HARRIMAN& CO., a New York limited partnership (the "Adviser") and [ ], a [ ] corporation and a registered investment adviser (the "Sub-Adviser").

     WHEREAS, the Adviser is the investment adviser for The 59 Wall Street Opportunities Fund (the "Fund"), a series of The 59 Wall Street Fund, Inc., a Maryland corporation (the "Corporation"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Fund upon the terms and conditions set forth, and the Sub-Adviser is willing to render such services;

         NOW, THEREFORE, this Agreement

                                   WITNESSETH:

     that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser represents that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") or is a "bank" as defined in Section 202(a)(2) of the Advisers Act or an "insurance company" as defined in Section 202(a)(2) of the Advisers Act.

     2. Subject to the general supervision of the Directors of the Corporation and the Adviser, the Sub-Adviser shall manage the investment operations of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the "Fund Account") and, with respect to the Fund Account, the composition of the portfolio of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objective and policies as stated in the Prospectus (as defined in paragraph 3 of this Agreement) and subject to the following understandings:

     (a) The Sub-Adviser shall have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund Account.

     (b)  The  Sub-Adviser  shall  develop  overall   investment   programs  and
strategies for the Fund Account and shall revise such programs as necessary, and shall monitor and report periodically implementation of the programs.

     (c) The Sub-Adviser shall maintain books and records with respect to the securities transactions of the Fund Account and shall render to the Adviser or the Board of Directors of the Corporation such periodic reports concerning the business and investments of the Fund Account as shall reasonably be requested.

     (d) The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Corporation's Articles of Incorporation and By-Laws and the Prospectus of the Fund and with the instructions and directions of the Directors of the Corporation and the Adviser and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

     (e) The Sub-Adviser shall determine, with respect to the Fund Account, the securities to be purchased, sold or lent by the Corporation and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and or dealers the Sub-Adviser intends to seek best price and execution for purchases and sales; the Sub-Adviser shall also make recommendations regarding whether or not the Corporation shall enter into repurchase or reverse repurchase agreements and interest rate futures contracts.

     (f) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers;

     The Sub-Adviser shall select brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund Account. In making such selection, the Sub-Adviser shall use its best efforts to obtain best execution, which includes most favorable net results and execution of the Sub-Adviser's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of Fund Account, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged, if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

     The Sub-Adviser is authorized to consider for investment by the Fund Account securities that may also be appropriate for other funds and/or clients serviced by the Sub-Adviser. To assure fair treatment of the Fund and all other clients of a Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions shall be allocated among the Fund and other clients in a manner deemed equitable by the Sub-Adviser.

     Notwithstanding the previous paragraph, to the extent directed by the Adviser or the management of the Corporation in writing, the Sub-Adviser shall execute purchases and sales of portfolio securities for the Fund Account through brokers or dealers designated by management of the Corporation or the Adviser for the purpose of providing direct benefits to the Fund, provided that the Sub-Adviser determines that such brokers or dealers will provide reasonable execution in view of such other benefits. The Corporation understands that the brokerage commissions or transaction costs in such transactions may be higher, and that the Fund may receive less favorable prices, than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund.

     (g) The investment management services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

     3. The Adviser has delivered copies of each of the following documents to the Sub-Adviser and will promptly notify and deliver to it all future amendments and supplements, it any:

     (a) Articles of Incorporation of the Corporation, filed with the State of Maryland on July 16, 1990 (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

     (b) By-Laws of the Corporation (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

     (c) Certified resolutions of the Directors of the Corporation authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

     (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (No. 33-#####) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on [DATE] relating to the Corporation and the shares of common stock. Par value $.001 per share (the "Shares"), of the Fund;

     (e) Notification of Registration of the Corporation under the 1940 Act on Form N-8A as filed with the Commission on July 16, 1990; and

     (f) Prospectus of the Fund, dated [ 1999] (such prospectus, as presently in effect and as amended or supplemented with respect to the Fund from time to time, is herein called the "Prospectus").

     4. The Sub-Adviser shall keep the Fund Account's books and records with respect to its services hereunder and as required pursuant to paragraph 2(c). The Sub-Adviser agrees that all records which it maintains for the Fund Account are the property of the Corporation and it will promptly surrender any of such records to the Corporation upon the Corporation's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by Rule 31a-1 of the Commission under the 1940 Act.

     5. During the term of this Agreement the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund Account (including taxes and brokerage commissions, if any).

     6. The Corporation or the Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time. At the request of the Corporation or the Adviser, the Sub-Adviser shall provide the Corporation or the Adviser, as the case may be, with its recommendations as to the voting of such proxies.

     7. For the services provided and the expenses borne pursuant to this Agreement, the Sub-Adviser will receive from the Adviser as full compensation therefor a fee at an annual rate equal to 0.##% of the Fund Account's average daily net assets. This fee will be computed based on net assets at 4:00 P.M. New York time on each day the New York Stock Exchange is open for trading and will be paid to the Sub-Adviser monthly during the succeeding calendar month. Pursuant to the provisions of the Investment Advisory Agreement between the Corporation and the Adviser, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub Adviser agrees to seek payment of its fees solely from the Adviser.

     8. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     9. This Agreement shall continue in effect for two years from the date of its execution and thereafter, but only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Adviser at any time without the payment of any penalty on sixty days' written notice to the Sub-Adviser. This Agreement may also be terminated at any time, without the payment of any penalty, by vote of a majority of all the Directors of the Corporation or by "vote of a majority of the outstanding voting securities" of the Fund on 60 days written notice to the Sub-Adviser, or by the Sub-Adviser at any time, without the payment of any penalty, on 90 days written notice to the Adviser. This Agreement will automatically and immediately terminate in the event of its "assignment".

     10. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Directors of the Corporation as the case may be from time to time, have no authority to act for or represent the Adviser or Fund or the Corporation, as applicable, in any way or otherwise be deemed an agent of the Adviser or the Fund or the Corporation, as applicable.

     11. This Agreement may be amended by mutual consent, provided, however, that in no event may it be amended without the approval of the Board of Directors of the Corporation in the manner required by the 1940 Act.

     12. As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings assigned to them respectively in the 1940 Act.

     13. Notices of any kind to be given to the Sub-Adviser by the Corporation or the Adviser, as the case may be, shall be in writing and shall be duly given if mailed or delivered to the Sub-Adviser at ___________________, or at such other address or to such other individual as shall be specified by the Sub-Adviser. Notices of any kind to be given to the Adviser by the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to the Adviser at 59 Wall Street, New York, New York, 10005, Attention: Treasurer, or at such other address or to such other individual as shall be specified by the Adviser to the Sub-Adviser.

     14. Both parties are expressly put on notice of the Corporation's Articles of Incorporation and the limitation of shareholder and Director liability contained therein. The Sub-Adviser and the Adviser agree that neither the shareholders nor the Directors nor any officer, employee, representative or agent of the Corporation shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Corporation, that the shareholders, Directors, officers, employees, representatives and agents of the Corporation shall not be personally liable hereunder, and the Adviser and the Sub-Adviser shall look solely to the property of the Corporation for the satisfaction of any claim hereunder.

     15. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.


                                                   [NAME OF SUB-ADVISER]


                                                   By
                                                      Name
                                                      Title
ATTEST:



Name
Title
                                                    BROWN BROTHERS HARRIMAN &CO.


                                                  By
                                                     John A. Nielsen, Partner

ATTEST:



Christine A. Drapeau
Assistant Secretary